Exhibit 99.1

Genworth Financial Reports Third Quarter 2004 Earnings

	Three months ended September 30,
	2004		2003
		Per diluted		Per diluted
	Total	share	Total	share
(Amounts in millions, except for per share)	(Unaudited)
Net earnings from continuing operations (historical)	$271	$0.55	$230	$0.47

Pro forma net earnings from continuing operations	$273	$0.56	$210	$0.43

Pro forma net operating earnings	$271	$0.55	$216	$0.44

Richmond, VA, October 8, 2004 – Genworth Financial, Inc. (NYSE: GNW) today reported historical net earnings from continuing operations for the third quarter of 2004 of $271 million, or $0.55 per diluted share. Historical net earnings from continuing operations for the third quarter of 2003 were $230 million, or $0.47 per diluted share.

In connection with the company’s initial public offering (IPO) completed on May 28, 2004, the company effected a corporate reorganization that included a series of significant reinsurance, recapitalization and separation transactions. As more fully explained at the end of this release, the company is presenting pro forma financial information that reflects those transactions to enable a more meaningful comparison of its period-to-period results.

Pro forma net earnings from continuing operations in the third quarter of 2004 were $273 million, or $0.56 per diluted share, compared to $210 million or $0.43 per diluted share in the third quarter of 2003.

Pro forma net operating earnings for the third quarter of 2004 were $271 million, or $0.55 per diluted share, up 25 percent from $216 million or $0.44 per diluted share in the third quarter of 2003. Pro forma net operating earnings in the third quarter of 2004 consist of pro forma net earnings from continuing operations excluding after-tax net realized investment gains of $2 million. Pro forma net operating earnings in the third quarter of 2003 consist of pro forma net earnings from continuing operations, excluding after-tax net realized investment losses of $6 million.

Management believes that the presentation of net operating earnings enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating earnings should not be viewed as a substitute for net earnings prepared under accounting principles generally accepted in the U.S. (GAAP). (Please refer to the disclosure at the end of this release for a discussion of the basis on which financial information is presented in this release.)

Detailed Earnings Release and Conference Call Information

Genworth will issue a detailed earnings release containing full third quarter results and its financial supplement after the market closes on October 21, 2004. A conference call will be held on October 22, 2004 from 10 a.m. to 11 a.m. EDT to discuss the quarter’s results and outlook. This two-staged approach enables Genworth to release its detailed earnings results and financial supplement simultaneously, while also coordinating with the reporting requirements of its majority stockholder, General Electric.

Genworth’s conference call will be accessible via telephone and the Internet. The press release, financial supplement and conference call materials will be available on the company’s website when released. To access the web cast, go to www.genworth.com at least 15 minutes prior to the event to register and download and install any necessary software. To access the call by telephone, please dial 1-800-599-9795 (U.S.) or 1-617-786-2905 (outside the U.S.) and enter the access code 54592399 to register. A replay of the call will be available from 1 p.m. EDT on October 22 through October 29, 2004 by dialing 1-888-286-8010 in the U.S or 1-617-801-6888 (outside the U.S.) and entering the access code 97756063. The call will also be replayed at the company’s website during this same time period.

Basis of Historical and Pro Forma Financial Information

As part of a corporate reorganization effected in connection with the company’s IPO, the company acquired substantially all of the assets and liabilities of GE Financial Assurance Holdings, Inc. (GEFAHI), an indirect subsidiary of GE. The company also acquired certain other insurance businesses that were owned by other GE subsidiaries but managed by members of the company’s management team. In consideration for the assets that the company acquired and the liabilities that the company assumed, the company issued various equity and debt securities to GEFAHI.

The company has prepared its historical financial information as if the company had been in existence throughout all relevant periods. The historical financial information through the date of the corporate reorganization (May 24, 2004) includes all businesses that were owned by GEFAHI, including those that were not transferred to the company, as well as the other insurance businesses that the company acquired from other GE subsidiaries in connection with the corporate reorganization. As a result, the company’s historical financial information for periods prior to the corporate reorganization is not comparable to historical financial information for periods ending after that date.

Prior to the completion of the IPO, the company entered into several significant reinsurance transactions with Union Fidelity Life Insurance Company (UFLIC), an indirect subsidiary of GE. As part of these transactions, the company ceded to UFLIC, effective as of January 1, 2004, policy obligations under all of its in-force structured settlement contracts, which had reserves of $12.0 billion, and substantially all of its in-force variable annuity contracts, which had general account reserves of $2.8 billion and separate account reserves of $7.9 billion, each as of December 31, 2003. These contracts represent substantially all of the company’s contracts that were in force as of December 31, 2003 for these products. In addition, effective as of January 1, 2004, the company ceded to UFLIC policy obligations under a block of long-term care insurance policies, which had reserves of $1.5 billion as of December 31, 2003. As part of the reinsurance transactions, UFLIC ceded to the company in-force blocks of Medicare supplement insurance, which had reserves of $19 million.

The unaudited pro forma financial information contained in this press release reflects the company’s historical combined financial information as adjusted to give effect to the transactions described below and certain other transactions as if each had occurred as of January 1, 2003:

•	the removal of certain businesses of GEFAHI that were not transferred to the company in connection with the corporate reorganization;

•	the reinsurance transactions with UFLIC;

•	the issuance of equity and debt securities to GEFAHI in exchange for the assets that the company acquired and the liabilities that the company assumed in connection with the corporate reorganization; and

•	the issuance and sale of $1.9 billion of senior notes and $500 million of commercial paper and the application of the proceeds therefrom.

The unaudited pro forma financial information is based upon available information and assumptions that the company believes are reasonable. The unaudited pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what the company’s financial condition or results of operations would have been had the transactions described above occurred on the dates indicated, nor what they may be in the future.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating earnings.” The company defines net operating earnings as pro forma net earnings from continuing operations, excluding pro forma after-tax net realized investment gains and losses (which can fluctuate significantly from period to period), changes in accounting principles and non-recurring, infrequent or unusual items. There were no non-recurring, infrequent or unusual items excluded from pro forma net operating earnings for the periods presented in this press release. Management believes that analysis of net operating earnings enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. However, net operating earnings should not be viewed as a substitute for GAAP net earnings. In addition, the company’s definition of net operating earnings may differ from the definitions used by other companies. The table at the end of this press release provides a reconciliation of historical and pro forma net operating earnings to historical and pro forma net earnings.

Caution Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors, including those discussed in the risk factors section of the company’s registration statement filed with the SEC in connection with the June 2004 debt offering. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Genworth Financial

Genworth is a leading insurance holding company, serving the lifestyle protection, retirement income, investment and mortgage insurance needs of more than 15 million customers, and has operations in 20 countries, including the U.S., Canada, Australia, the U.K. and more than a dozen other European countries. For more information, visit www.genworth.com.

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Contact Information:

Investors:	Jean Peters, 804.662.2693
jean.peters@genworth.com

Alicia Charity, 804.662.2248
alicia.charity@genworth.com

Media:	Mike Kachel, 804.662.2534
mike.kachel@genworth.com

RECONCILIATION OF COMPANY NET EARNINGS TO

PRO FORMA NET OPERATING EARNINGS

	Three months ended September 30,
(Amounts in millions, except per share amounts)	2004	2003
	(Unaudited)
Net earnings	$271	$173

Net earnings from discontinued operations, net of taxes	—	(10)
Loss on sale of discontinued operations, net of taxes	—	67

Net earnings from continuing operations	271	230

Excluded assets and liabilities (a)	—	(2)
Reinsurance transactions (b)	2	(7)
Capital structure and other (c)	—	(11)

Pro forma net earnings from continuing operations	273	210

Net realized investment (gains) losses on investments, net of taxes	(2)	6

Pro forma net operating earnings	$271	$216

Net earnings per share—basic and diluted	$0.55	$0.35

Net earnings from continuing operations per share—basic and diluted	$0.55	$0.47

Pro forma net earnings from continuing operations per share—basic and diluted	$0.56	$0.43

Pro forma net operating earnings per share—basic and diluted	$0.55	$0.44

Shares outstanding
Basic	489.6	489.5

Diluted	490.4	489.5

Notes to Reconciliation Table

(a)	Reflects adjustments to exclude amounts included in the company’s historical combined earnings relating to (1) certain businesses (formerly reported in the company’s Affinity Segment) and certain investment partnerships, which in each case were not transferred to the company, and (2) net realized investment (gains) losses and related tax benefit arising from sales of Affinity segment assets that were reflected in the company’s Corporate and Other Segment.

(b)	Reflects adjustments to record the effects of the reinsurance transactions the company entered into with, and the related contribution the company made to, UFLIC, an indirect subsidiary of GE. As part of these transactions, the company ceded to UFLIC all of its in-force structured settlement contracts, substantially all of its in-force variable annuity contracts, and a block of long-term care insurance policies that it reinsured from Travelers in 2000, and it assumed from UFLIC a block of Medicare supplement insurance, all effective as of January 1, 2004. The unaudited pro forma earnings information gives effect to the reinsurance transactions as if each occurred as of January 1, 2003 and excludes the effects of all ceded reinsured contracts that were issued before January 1, 2003. The company has continued to sell variable annuities and structured settlements after completion of the reinsurance transactions and is retaining that business for its own account, subject to third party insurance in the ordinary course of business.

As a result, the company’s unaudited pro forma combined statement of earnings reflects premiums and fees from these products issued after January 1, 2003, even though variable annuities and structured settlements issued during 2003 are included in the blocks of policies reinsured to UFLIC. The company’s pro forma combined statements of earnings exclude the impact of the entire block of long-term care insurance policies that the company ceded to UFLIC as the company did not issue any new policies for this block in 2003, and the company will not issue any in the future.

Under the reinsurance transactions, the company receives an expense allowance to reimburse it for costs it incurs to service the reinsured blocks. Actual costs and expense allowance amounts will be determined by expense studies to be conducted periodically. The pro forma adjustments have been prepared assuming that actual costs incurred during the pro forma periods, as determined under the company’s historical cost structure and allocation methods, were reimbursed by an expense allowance.

In addition to investment assets transferred to UFLIC in exchange for a reinsurance recoverable asset from UFLIC, concurrently, the company contributed $1.836 billion of capital to UFLIC which primarily represented the excess statutory capital in the company’s insurance subsidiaries after giving effect to the reinsurance transactions. As a significant portion of the assets transferred and contributed were not owned for the entire period, the pro forma earnings adjustments to reduce net investment income and net realized investment gains were based upon a proportional allocation of investment income from the investment assets historically identified (1) as supporting the blocks of business reinsured for the reinsurance, and (2) as representing surplus of subsidiaries providing assets to be contributed to UFLIC for the contribution.

(c)	Reflects adjustments for changes in the company’s capitalization to exclude the impact of commercial paper, short-term borrowings from GE Capital and derivatives that were not transferred to the company in connection with the corporate reorganization and to include the impact of the issuance of $600 million of the company’s 6.00% Equity Units and $100 million of the company’s 5.25% mandatorily redeemable Series A Cumulative Preferred Stock, both of which were completed on May 28, 2004, the issuance of 3, 5, 10 and 30 year notes totaling $1.9 billion which was completed June 15, 2004, and the issuance of $500 million of commercial paper which was complete June 14, 2004, as well as interest expense related to the accretion of the company’s obligation to GE under the Tax Matters Agreement and the tax impacts resulting from these changes in the company’s capitalization.